     As filed with the Securities and Exchange Commission on March 26, 2002
                                                      Registration No.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              --------------------

                             THE LIBERTY CORPORATION
             (Exact Name of Registrant as specified in its Charter)

                              --------------------

             South Carolina                              57-0507055
       (State or other jurisdiction                   (I.R.S. Employer
       of incorporation or organization)              Identification No.)

          135 South Main Street
       Greenville, South Carolina                            29601
(Address of Principal Executive Offices)                   (Zip Code)

             THE LIBERTY CORPORATION RETIREMENT AND SAVINGS PLAN, AS
                 AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2002
                            (Full Title of the Plan)

                               Martha G. Williams
                  Vice President, General Counsel and Secretary
                             The Liberty Corporation
                              135 South Main Street
                        Greenville, South Carolina 29601
                     (Name and Address of Agent for Service)

                                 (864) 241-5400
          (Telephone Number, including Area Code, of Agent for Service)

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                Proposed maximum       Proposed maximum
         Title of securities               Amount to be          offering price       aggregate offering          Amount of
          to be registered                 registered(1)          per share(2)               price             registration fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value                 700,000 shares            $40.71               $28,497,000              $2,621.73
-------------------------------------------------------------

Rights to Purchase Series A                350,000 rights
Participating Cumulative
Preferred Stock, no par value(3)
===================================================================================================================================

(1) This Registration Statement covers 700,000 additional shares and 350,000 additional rights that may be offered under the Plan. Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of Plan interests to be offered by the Plan. Prior Registration Statements on Form S-8 have previously registered securities offered under this Plan, which was previously named The Cosmos Broadcasting Corporation Retirement and Savings Plan.

(2) The price is estimated in accordance with Rule 457(h) under the Securities Act of 1933, solely for the purpose of calculating the registration fee, and represents the average of the high and low sale prices of the Common Stock (and attached rights) of The Liberty Corporation on March 22, 2002 as reported by the consolidated reporting system.

(3) Prior to the occurrence of certain events, purchase rights for shares of Series A Participating Cumulative Preferred Stock will not be evidenced separately from the Common Stock.

===============================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan Information*

Item 2.  Registrant Information and Employee Plan Annual Information*


* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

         The following documents filed by The Liberty Corporation (the "Company") and by the plan now known as The Liberty Corporation Retirement and Savings Plan, as Amended and Restated Effective January 1, 2002 (the "Plan"), with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference as of their respective dates:

         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 2000;

         (b) The Annual Report of The Cosmos Broadcasting Corporation Retirement and Savings Plan (recently renamed as The Liberty Corporation Retirement and Savings Plan) on Form 11-K for the year ended December 31, 2000;

         (c) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

         (d) The Company's Current Reports on Form 8-K filed on November 6, 2001 (three separate reports), August 7, 2001 (two separate reports); May 8, 2001 (two separate reports); and February 5, 2002 (two separate reports);

         (e) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 10 (File No. 1-5846), filed on December 30, 1968, as updated and restated by information contained in subsequently filed periodic reports (including the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1992); and

         (f) The description of Rights to Purchase Series A Participating Cumulative Preferred Stock contained in the Company's Registration Statement on Form 8-A, as amended and restated in Amendment No. 1 to the Company's Registration Statement on Form 8-A, which Amendment was filed on October 12, 2000.

         All reports and other documents filed by the Company or by the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in any of such documents hereby incorporated by reference will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         The opinion filed with this Registration Statement regarding the validity of that portion of shares of Common Stock and attached Rights to Purchase Series A Participating Cumulative Preferred Stock registered hereby that may be newly issued securities, rather than already outstanding securities, has been given by Martha G. Williams, Vice President, General Counsel and Secretary of the Company. As of January 31, 2002, Mrs. Williams owned and had a pecuniary interest in a total of 152,188 shares of the Company's Common Stock (including attached Rights), which included 2,152 shares of the Company's Common Stock (and attached Rights) attributable to her account under the Plan and 25,000 restricted shares (including attached Rights) granted but not yet vested under the Company's Performance Incentive Program (the "Program"), but did not include 60,505 shares of Common Stock (including attached Rights) subject to options granted to, but not yet exercised by, Mrs. Williams under the Program. Mrs. Williams is entitled to continue participating in the Plan and also is eligible to continue receiving awards under the Program.

Item 6.  Indemnification of Directors and Officers

         South Carolina Business Corporation Act

         Section 33-8-510 of the South Carolina Business Corporation Act ("SCBCA") authorizes a South Carolina corporation to indemnify a director against loss or expense incurred by the director as a result of a civil, criminal, administrative, or investigative proceeding to which the director is made a party by virtue of his status as a director, provided that the director conducted himself in good faith and reasonably believed (1) in the case of conduct in his official capacity, that his conduct was in the best interest of the corporation, and (2) in all other cases, that his conduct was at least not opposed to its best interest, and in the case of any criminal proceeding, that the director had no reasonable cause to believe his conduct was unlawful. Section 33-8-510 of the SCBCA provides that this standard will be satisfied by a director's conduct with respect to an employee benefit plan that the director reasonably believed to be in the best interests of the plan's participants and beneficiaries. Section 33-8-510 prohibits a South Carolina corporation from indemnifying a director in the event of adjudicated liability in connection with a proceeding by or in the right of the corporation, or in any other proceeding whether or not in his official capacity, if the director was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

         This indemnification under the SCBCA may be made by a South Carolina corporation only upon (1) a determination that the standard of conduct set forth in Section 33-8-510 has been met, made by the majority vote of a quorum of non-party directors, or if such a quorum cannot be obtained, by majority vote of a committee consisting of two or more non-party directors, by special legal counsel, or by the affirmative vote of shareholders excluding shares owned, or the voting of which is controlled, by directors who are parties to the proceeding; and (2) authorization of indemnification, made in the same manner as the determination that indemnification is permissible, except that, if the determination is made by special legal counsel, authorization must be made by majority vote of a quorum of non-party directors or a special committee consisting of two or more non-party directors, or if such quorum or committee cannot be obtained, by majority vote of the board of directors.

         Section 33-8-520 of the SCBCA provides that, unless limited by its articles of incorporation, a South Carolina corporation must provide mandatory indemnification of a director for reasonable expenses if the director has been wholly successful (whether or not on the merits) in the defense of any proceeding to which he was a party because he is or was a director. In addition, unless provided otherwise by a corporation's articles of incorporation, Section 33-8-540 of the SCBCA authorizes a director to apply for indemnification by court order, which may be granted if the court determines that the director is entitled to mandatory indemnification or is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the statutory standard of conduct, or was adjudged liable to the corporation or improperly derived a personal benefit, but in that event court-ordered indemnification is limited to reasonable expenses incurred in connection with the proceeding.

         Section 33-8-530 of the SCBCA provides that a South Carolina corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if (1) the director furnishes the corporation with a written affirmation of his good faith belief that he has met the statutory standard of conduct described in Section 33-8-510, (2) the director furnishes the corporation with a written promise to repay expenses advanced if it is ultimately determined that he did not meet the standard of conduct, and (3) the corporation determines, in the same manner required for determining the statutory standard of conduct, that the facts as known would not preclude indemnification under the SCBCA.

         Section 33-8-560 of the SCBCA permits a South Carolina corporation, unless its articles of incorporation provide otherwise, to indemnify an officer, employee or agent who is not a director to the same extent as to a director. Absent a contrary provision in the corporation's articles of incorporation, an officer who is not a director is also entitled to the mandatory indemnification and court-ordered indemnification available to a director. A South Carolina corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

         The SCBCA provides that a South Carolina corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or agent of the corporation, or one serving as such for another entity or enterprise at the request of the corporation, against liability whether or not the corporation would have the power to indemnify him against such liability under the SCBCA.

         The SCBCA validates provisions in the articles of incorporation or bylaws of a South Carolina corporation, resolutions of its shareholders or board of directors, or otherwise, only to the extent such provisions or resolutions are consistent with the SCBCA, but does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with his appearance as a witness in a proceeding at a time when he is not a defendant or respondent to the proceeding.

         Bylaws

         Article Five of the Company's Bylaws provides for indemnification to the fullest extent permitted by the SCBCA. Under Article Five, any present or former director, officer or employee of the Company, or any person, who, at the request of the Company, may have served as a director or officer of another company in which the Company owns shares or of which the Company is a creditor, is entitled to reimbursement of expenses and other liabilities, including attorney's fees actually and reasonably incurred by him and any amount owing or paid by him in connection with a civil, criminal or administrative proceeding to which he is a party by reason of being or having been a director, officer or employee of the Company or such other company.

         Article Five also authorizes the Company to purchase and maintain insurance on behalf of any present or former director, officer or employee of the Company, or any person who, at the request of the Company, may have served as a director or officer of any company in which the Company owns shares or in which the Company is a creditor, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such together with all costs, fees, penalties, fines and the like with respect thereto.

         Insurance Policies

         The Company currently maintains an insurance policy providing reimbursement of indemnification payments to officers and directors of the Company and its subsidiaries and reimbursement of certain liabilities incurred by directors and officers of the Company and its subsidiaries in their capacities as such, to the extent that they are not indemnified by the Company.

Item 7.  Exemption from Registration Claimed

         Not applicable.

Item 8.  Exhibits

4.1 See Articles 4, 5, 7, 9 and 10 of the Company's Restated Articles of Incorporation (filed as Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, as amended on June 26, 1997 and incorporated herein by reference) and Articles I, II and VI of the Company's Bylaws (filed as Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference).

4.2 See the Form of Rights Agreement dated as of August 7, 1990 between The Liberty Corporation and The Bank of New York, as Rights Agent, which includes as Exhibit B thereto the form of Right Certificate (filed as Exhibits 1 and 2 to the Company's Form 8-A, dated August 10, 1990, and incorporated herein by reference) as amended by Amendments 1, 2 and 3 thereto, dated as of June 1, 1999, May 2, 2000 and June 20, 2000, respectively (filed on October 12, 2000 as Exhibits 3, 4 and 5 to the Amendment No. 1 to the Company's Form 8-A and incorporated herein by reference) with respect to the Rights to purchase Series A Participating Cumulative Preferred Stock.

4.3 The Liberty Corporation Retirement and Savings Plan, as Amended and Restated Effective January 1, 2002.

4.4 First Amendment to The Liberty Corporation Retirement and Savings Plan, as Amended and Restated Effective January 1, 2002, which Amendment is also effective January 1, 2002.

5.1      (a)      Opinion of Martha G. Williams, General Counsel of the Company,
                  as to the validity of that portion of the securities being registered that may be newly issued, including consent to the filing of her opinion.

         (b) The Company will submit, on a timely basis, The Liberty Corporation Retirement and Savings Plan, as Amended and Restated Effective January 1, 2002, and as further amended by the First Amendment thereto, also effective January 1, 2002, to the Internal Revenue Service ("IRS") for a determination letter that the Plan, as amended and restated, is qualified under Section 401 of the Internal Revenue Code and will make any changes required by the IRS in order to so qualify the Plan, as amended and restated.

23.1     Consent of Independent Auditors.

23.2     Consent of Martha G. Williams is included in Exhibit 5.1.

24.1     Power of Attorney of W. W. Johnson

24.2     Power of Attorney of William O. McCoy

24.3     Power of Attorney of John H. Mullin, III

24.4     Power of Attorney of Benjamin F. Payton

24.5     Power of Attorney of J. Thurston Roach

24.6     Power of Attorney of Eugene E. Stone, IV

Item 9.  Undertakings

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933;

                           (ii)     To reflect in the prospectus any facts or
events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii)    To include any material information with
respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and each filing of an annual report of the Plan (or the Predecessor Plan) pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      * * *

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on March 26, 2002.


                                       THE LIBERTY CORPORATION



                                       By: /s/ HAYNE HIPP
                                          --------------------------------------
                                          Hayne Hipp
                                          Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                                     Title                             Date
     ---------                                     -----                             ----
/s/ HAYNE HIPP                         Chief Executive Officer                  March 26, 2002
---------------------------            and Director
Hayne Hipp



/s/ JAMES M. KEELOR                    President                                March 26, 2002
---------------------------
James M. Keelor



/s/ HOWARD L. SCHROTT                  Chief Financial Officer                  March 26, 2002
---------------------------
Howard L. Schrott



                                       Director                                 March   , 2002
---------------------------
Edward E. Crutchfield



                                       Director                                 March   , 2002
---------------------------
John R. Farmer



/s/ W.W. JOHNSON*                      Director                                 March 26, 2002
---------------------------
W. W. Johnson

     Signature                                     Title                             Date
     ---------                                     -----                             ----
/s/ WILLIAM O. MCCOY*                  Director                                 March 26, 2002
---------------------------
William O. McCoy



                                       Director                                 March   , 2002
---------------------------
Frank E. Melton



/s/ JOHN H. MULLIN, III*               Director                                 March 26, 2002
---------------------------
John H. Mullin, III



/s/ BENJAMIN F. PAYTON*                Director                                 March 26, 2002
---------------------------
Benjamin F. Payton



/s/ J. THURSTON ROACH*                 Director                                 March 26, 2002
---------------------------
J. Thurston Roach



/s/ EUGENE E. STONE, IV*               Director                                 March 26, 2002
---------------------------
Eugene E. Stone, IV



                                       Director                                 March    , 2002
---------------------------
William B. Timmerman



*By Martha G. Williams as attorney-in-fact



/s/ MARTHA G. WILLIAMS
---------------------------
Martha G. Williams as attorney-in-fact
for the individuals as indicated

         The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on March 26, 2002.


                                       THE LIBERTY CORPORATION RETIREMENT
                                       AND SAVINGS PLAN, AS AMENDED AND
                                       RESTATED EFFECTIVE JANUARY 1, 2002



                                       By: /s/ Mary Anne Bunton
                                          --------------------------------------
                                          Mary Anne Bunton
                                          Plan Administrator



                                       By: /s/ Carol Plemmons
                                          --------------------------------------
                                          Carol Plemmons
                                          Plan Administrator

                                INDEX TO EXHIBITS

Exhibit
Number         Exhibit
-------        -------
4.1            See Articles 4, 5, 7, 9 and 10 of the Company's Restated Articles
               of Incorporation (filed as Exhibit 3.1 to the Company's Quarterly
               Report on Form 10-Q for the quarter ended March 31, 1997, as amended on June 26, 1997, and incorporated herein by reference)
               and Articles I, II and VI of the Company's Bylaws (filed as
               Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for
               the quarter ended June 30, 1999 and incorporated herein by reference).

4.2 See the Form of Rights Agreement dated as of August 7, 1990 between The Liberty Corporation and The Bank of New York, as
               Rights Agent, which includes as Exhibit B thereto the form of Right Certificate (filed as Exhibits 1 and 2 to the Company's
               Form 8-A, dated August 10, 1990, and incorporated herein by reference) as amended by Amendments 1, 2 and 3 thereto, dated as of June 1, 1999, May 2, 2000 and June 20, 2000, respectively
               (filed on October 12, 2000 as Exhibits 3, 4 and 5 to the
               Amendment No. 1 to the Company's Form 8-A and incorporated herein by reference) with respect to the Rights to purchase Series A
               Participating Cumulative Preferred Stock

4.3            The Liberty Corporation Retirement and Savings Plan, as
               Amended and Restated Effective January 1, 2002.

4.4            First Amendment to The Liberty Corporation Retirement and
               Savings Plan, as Amended and Restated Effective January 1,
               2002, which Amendment is also effective January 1, 2002.


5.1            (a)   Opinion of Martha G. Williams, General Counsel of the
                     Company, as to the validity of that portion of the
                     securities being registered that may be newly issued,
                     including consent to the filing of her opinion.
               (b)   The Company will submit, on a timely basis, The Liberty
                     Corporation Retirement and Savings Plan, as Amended and
                     Restated Effective January 1, 2002, and as further amended by the First Amendment thereto, also effective January 1,
                     2002, to the Internal Revenue Service ("IRS") for a
                     determination letter that the Plan, as amended and
                     restated, is qualified under Section 401 of the Internal
                     Revenue Code and will make any changes required by the IRS in order to so qualify the Plan, as amended and restated.

23.1           Consent of Independent Auditors.

23.2           Consent of Martha G. Williams is included in Exhibit 5.1.

24.1           Power of Attorney of W. W. Johnson

24.2           Power of Attorney of William O. McCoy

24.3           Power of Attorney of John H. Mullin, III

24.4           Power of Attorney of Benjamin F. Payton

24.5           Power of Attorney of J. Thurston Roach

24.6           Power of Attorney of Eugene E. Stone, IV